Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
May 3, 2007	Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Reports First Quarter Earnings

MONROE, La… CenturyTel, Inc. (NYSE: CTL) announces operating results for first quarter 2007.

•	Operating revenues, excluding nonrecurring items, were $600.9 million compared to $610.0 million in first quarter 2006. Reported under GAAP, first quarter 2006 operating revenues were $611.3 million.

•	Net income, excluding nonrecurring items, rose 7.8% to $77.9 million from $72.3 million in first quarter 2006. Reported under GAAP, first quarter 2006 net income was $69.3 million.

•
Diluted earnings per share, excluding nonrecurring items, was $.68 in first quarter 2007 compared to $.57 in first quarter 2006. Reported under GAAP, diluted earnings per share was $.55 in first quarter 2006.

•	Free cash flow (as defined in the attached financial schedules), excluding nonrecurring items, was $156.8 million in first quarter 2007 compared to $147.0 million in first quarter 2006.

•	High-speed Internet customers increased by more than 43,900 in first quarter 2007, ending the quarter with nearly 413,000 high-speed Internet customers in service.

First Quarter Highlights (Excluding nonrecurring items) (In thousands, except per share amounts and customer data)	Quarter Ended 3/31/07		Quarter Ended 3/31/06		% Change

Operating Revenues Operating Cash Flow (1) Net Income Diluted Earnings Per Share Average Diluted Shares Outstanding Capital Expenditures	$ $ $ $ $	600,855 295,867 77,870 .68 116,308 48,880	$ $ $ $ $	609,979 297,659 72,256 .57 127,959 60,088	(1.5)% (0.6)% 7.8% 19.3% (9.1)% (18.7)%
Access Lines (2) High-speed Internet Customers		2,070,000 413,000	2,177,000 286,000		(4.9)% 44.4%
(1)	Operating Cash Flow is a non-GAAP financial measure. A reconciliation of this item to comparable GAAP measures is included in the attached financial schedules.
(2)	Quarter ended 3/31/2006 access lines include adjustments made during 2006 to reflect the removal of test lines, database conversion and clean-up, and the sale of our Arizona properties.

    “CenturyTel achieved a record 43,900 high-speed Internet customer additions during the quarter, reflecting strong demand for our broadband services,” Glen F. Post, III, chairman and chief executive officer, said. “We continue to focus on bringing a full array of high-quality, reliable communications services and enhanced broadband content to our markets.”

    Operating revenues, excluding nonrecurring items, were $600.9 million in first quarter 2007 compared to $610.0 million in first quarter 2006. Revenue increases, driven primarily by growth in high-speed Internet customers and demand for fiber transport services, were more than offset by anticipated revenue declines primarily attributable to access line declines and lower access revenues along with lower revenues due to changes in the terms of the Company’s DBS agreement effective January 1, 2007.

    Operating expenses, excluding nonrecurring items, for first quarter 2007 were $432.8 million compared to $447.2 million in first quarter 2006. This decrease primarily resulted from lower personnel related costs due to workforce reductions in 2006, lower marketing, information technology and bad debt expenses, lower depreciation and amortization primarily due to fully depreciated assets and lower expenses under the amended DBS agreement. Such decreases more than offset increased expenses driven by growth in high-speed Internet customers and fiber transport services.

    Operating cash flow, excluding nonrecurring items, was $295.9 million in first quarter 2007 compared to $297.7 million in first quarter 2006. CenturyTel achieved an operating cash flow margin of 49.2% during the quarter versus 48.8% in first quarter 2006.

    “CenturyTel generated quarterly free cash flow of nearly $157 million during the first quarter, reflecting our continued success in aligning our operating costs with revenues and our disciplined approach to making capital investments in our networks,” Post said. “We also returned $171 million to shareholders through dividends and the repurchase of 3.7 million shares of common stock during the quarter.”

Net income, excluding nonrecurring items, grew 7.8% to $77.9 million in first quarter 2007 from $72.3 million in first quarter 2006. Diluted earnings per share, excluding nonrecurring items, increased 19.3% to $.68 in first quarter 2007 from $.57 in first quarter 2006. First quarter 2007 diluted earnings per share was favorably impacted by the increase in net income and 9.1% fewer average diluted shares outstanding due to share repurchases.

Under generally accepted accounting principles (GAAP), CenturyTel reported operating revenues of $600.9 million in first quarter 2007 compared to $611.3 million in first quarter 2006. In first quarter 2007, the Company reported net income of $77.9 million and diluted earnings per share of $.68, compared to $69.3 million and $.55, respectively, in first quarter 2006. Net income and diluted earnings per share in first quarter 2006 include a $3.0 million net after-tax expense related to a reduction in workforce.

For second quarter 2007, CenturyTel expects total revenues of $600 to $610 million and diluted earnings per share of $.62 to $.67. The anticipated decline in diluted earnings per share from first quarter to second quarter 2007 is primarily due to annual wage adjustments effective in the second quarter, anticipated higher marketing expenses and the seasonal impact of outside plant maintenance activities.

For the full year 2007, diluted earnings per share is expected to be in the range of $2.75 to $2.85 versus the previous guidance of $2.60 to $2.70, primarily due to first quarter results exceeding expectations, share repurchases completed through April 30, and the expectation that expenses for the remainder of 2007 will be lower than originally anticipated when 2007 guidance was provided earlier this year.

These outlook figures for the second quarter and full year 2007 exclude nonrecurring items, any share repurchases made after April 30, 2007, and any future mergers, acquisitions, divestitures or other similar business transactions. These outlook figures also exclude any impact of our April 30, 2007 acquisition of Madison River Communications Corp. and a one-time $49 million positive pre-tax settlement related to network access disputes which were finalized during the second quarter.

Other. As previously reported, CenturyTel adopted the requirements of Staff Accounting Bulletin No. 108 (SAB 108) in fourth quarter 2006, which required the results of operations previously reported in the first, second and third quarters of 2006 to be adjusted. First quarter 2006 amounts included in this press release reflect amounts adjusted for the application of SAB 108.

Reconciliation to GAAP. This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow and adjustments to GAAP measures to exclude the effect of nonrecurring items. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist readers in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial statements. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described below will be available on the Company’s Web site at www.centurytel.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

Investor Call. As previously announced, CenturyTel’s management will host a conference call at 10:30 a.m. Central Time today. Interested parties can access the call by dialing 866.259.7123. The call will be accessible for replay through May 9, 2007, by calling 888.266.2081 and entering the conference ID number 1067862. Investors can also listen to CenturyTel’s earnings conference call and replay by accessing the Investor Relations portion of the Company’s Web site at www.centurytel.com prior to May 24, 2007.

In addition to historical information, this release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Company. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the Company’s ability to effectively manage its expansion opportunities, including continued access to capital markets on favorable terms, successfully integrating newly-acquired properties into the Company’s operations, and retaining and hiring key personnel; possible changes in the demand for, or pricing of, the Company’s products and services; the Company’s ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the Company’s ability to collect its receivables from financially troubled communications companies; the Company’s ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; the effect of adverse weather; other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”); and the effects of more general factors such as changes in interest rates, in tax rates, in accounting policies or practices, in operating, medical or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as updated by the Company’s subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for management to identify all such factors, nor can it predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The information contained in this release is as of May 3, 2007. The Company undertakes no obligation to update any of its forward-looking statements for any reason.

CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at http://www.centurytel.com.

CenturyTel, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(UNAUDITED)

	Three months ended March 31, 2007			Three months ended March 31, 2006
			As adjusted				As adjusted		Increase
		Less	excluding		Less		excluding		(decrease)
		non-	non-		non-		non-	Increase	excluding
	As	recurring	recurring	As	recurring		recurring	(decrease)	nonrecurring
In thousands, except per share amounts	reported	items	items	reported	items		items	as reported	items

OPERATING REVENUES
Voice	$209,075		209,075	217,014			217,014	(3.7%)	(3.7%)
Network access	211,399		211,399	225,323	1,128	(1)	224,195	(6.2%)	(5.7%)
Data	95,864		95,864	83,238	184	(1)	83,054	15.2%	15.4%
Fiber transport and CLEC	38,326		38,326	35,780			35,780	7.1%	7.1%
Other	46,191		46,191	49,936			49,936	(7.5%)	(7.5%)
	600,855	-	600,855	611,291	1,312		609,979	(1.7%)	(1.5%)

OPERATING EXPENSES
Cost of services and products	213,531		213,531	222,555	5,493	(1)	217,062	(4.1%)	(1.6%)
Selling, general and administrative	91,457		91,457	95,940	682	(1)	95,258	(4.7%)	(4.0%)
Depreciation and amortization	127,784		127,784	134,872			134,872	(5.3%)	(5.3%)
	432,772	-	432,772	453,367	6,175		447,192	(4.5%)	(3.2%)

OPERATING INCOME	168,083	-	168,083	157,924	(4,863)		162,787	6.4%	3.3%

OTHER INCOME (EXPENSE)
Interest expense	(46,961)		(46,961)	(50,086)			(50,086)	(6.2%)	(6.2%)
Other income (expense)	5,290		5,290	4,597			4,597	15.1%	15.1%
Income tax expense	(48,542)		(48,542)	(43,175)	1,867	(2)	(45,042)	12.4%	7.8%
NET INCOME	$77,870	-	77,870	69,260	(2,996)		72,256	12.4%	7.8%

BASIC EARNINGS PER SHARE	$0.70	0.00	0.70	0.57	(0.02)		0.59	22.8%	18.6%
DILUTED EARNINGS PER SHARE	$0.68	0.00	0.68	0.55	(0.02)		0.57	23.6%	19.3%

AVERAGE SHARES OUTSTANDING
Basic	111,031		111,031	122,394			122,394	(9.3%)	(9.3%)
Diluted	116,308		116,308	127,959			127,959	(9.1%)	(9.1%)

DIVIDENDS PER COMMON SHARE	$0.065		0.065	0.0625			0.0625	4.0%	4.0%

NONRECURRING ITEMS
(1) - Severance and related costs due to workforce reduction, including revenue impact.
(2) - Tax effect of item (1).

CenturyTel, Inc.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2007 AND DECEMBER 31, 2006
(UNAUDITED)

	March 31,	December 31,
	2007	2006
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$763,749	25,668
Other current assets	249,114	264,449
Total current assets	1,012,863	290,117

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	7,919,996	7,893,760
Accumulated depreciation	(4,885,439)	(4,784,483)
Net property, plant and equipment	3,034,557	3,109,277

GOODWILL AND OTHER ASSETS
Goodwill	3,431,136	3,431,136
Other	611,555	610,477
Total goodwill and other assets	4,042,691	4,041,613

TOTAL ASSETS	$8,090,111	7,441,007

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term debt and current maturities of long-term debt	$360,749	178,012
Other current liabilities	409,347	439,553
Total current liabilities	770,096	617,565

LONG-TERM DEBT	2,916,511	2,412,852
DEFERRED CREDITS AND OTHER LIABILITIES	1,276,274	1,219,639
STOCKHOLDERS' EQUITY	3,127,230	3,190,951

TOTAL LIABILITIES AND EQUITY	$8,090,111	7,441,007

CenturyTel, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three months ended March 31, 2007			Three months ended March 31, 2006
			As adjusted				As adjusted
		Less	excluding		Less		excluding
		non-	non-		non-		non-
In thousands	As	recurring	recurring	As	recurring		recurring
	reported	items	items	reported	items		items

Operating cash flow and cash flow margin
Operating income	$168,083	-	168,083	157,924	(4,863)	(1)	162,787
Add: Depreciation and amortization	127,784		127,784	134,872			134,872
Operating cash flow	$295,867	-	295,867	292,796	(4,863)		297,659

Revenues	$600,855	-	600,855	611,291	1,312	(1)	609,979

Operating income margin (operating income divided by revenues)	28.0%		28.0%	25.8%			26.7%

Operating cash flow margin (operating cash flow divided by revenues)	49.2%		49.2%	47.9%			48.8%

Free cash flow (prior to debt service requirements and dividends)
Net income	$77,870	-	77,870	69,260	(2,996)	(1)	72,256
Add: Depreciation and amortization	127,784	-	127,784	134,872	-		134,872
Less: Capital expenditures	(48,880)	-	(48,880)	(60,088)	-		(60,088)
Free cash flow	$156,774	-	156,774	144,044	(2,996)		147,040

Free cash flow	$156,774			144,044
Deferred income taxes	13,371			9,419
Changes in current assets and current liabilities	33,892			(32,057)
(Increase) decrease in other noncurrent assets	1,032			(2,590)
Increase (decrease) in other noncurrent liabilities	(401)			1,392
Retirement benefits	5,636			7,378
Excess tax benefits from share-based compensation	(3,032)			(4,186)
Other, net	2,558			542
Add: Capital expenditures	48,880			60,088
Net cash provided by operating activities	$258,710			184,030

NONRECURRING ITEMS
(1) - Severance and related costs due to workforce reduction, including revenue impact (presented on both a pre-tax and an after-tax basis).